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                                                                   Exhibit 99.14





                                                              September 12, 2003




Jean-Pierre Rodier
Chairman and Chief Executive Officer
Pechiney
7, place du Chancelier Adenauer
75116 Paris
France


Dear Jean-Pierre,

   We understand that following completion of the offer, Pechiney option holders will be entitled to exercise their options during the entire exercise period as stated in the relevant stock option plan (and to benefit from any liquidity agreements proposed by Alcan) in the event that their employment with Pechiney or Alcan is terminated as a direct or indirect result of Alcan's acquisition of Pechiney; it being understood that any termination of employment (other than termination for gross negligence (faute grave)) or other departure of such employee within eighteen months of the completion of Alcan's offer will be deemed to be a termination as a result of Alcan's offer.

                                                  Sincerely,


                                                  /s/ Travis Engen

                                                  Travis Engen